EXHIBIT 10.1

BINDING LETTER OF INTENT WITH
CONCORD INDUSTRIES, INC.
DATED JANUARY 15, 2008

SEAENA

January 15, 2008

Karen Condron, President
Concord Industries, Inc.
19 Willard Road
Norwalk, CT 06851

Re:	Binding Letter of Intent

Dear Karen:
This Binding Letter of Intent outlines the terms and conditions on which Concord Industries, Inc. (“Concord”) has agreed to be acquired by Seaena, Inc. (“SEAI”) (the “Acquisition”):

1.
Acquisition:  All of the issued and outstanding capital stock of Concord shall be exchanged for shares of SEAI, such that immediately after the closing of the Acquisition, the shareholders of Concord shall own 60% of the then outstanding shares of SEAI and Concord shall be a wholly-owned subsidiary of SEAI.  The 60% ownership shall be calculated after the issuance of shares of Kevin Ryan as described in Paragraph 6(a) below.  53% of the shares shall be released to the Concord shareholders at the Closing and 7% shall be held in escrow as described in Paragraph 2 below.  Exhibit A to this Binding Letter of Intent sets forth the proposed deal structure.

2.
Release from Escrow:  The shares held in escrow shall be released if the surviving company shall have achieved certain milestones pertaining to sales and income over a three-year period following the Closing, as set forth in Exhibit A attached hereto.  Such milestones are shown as preliminary in Exhibit A and shall be finalized in the Definitive Agreement (hereinafter defined).

3.
Management of SEAI post-Acquisition:  After the closing of the Acquisition, the board of directors of SEAI shall consist of seven members:  Grant Stoddart, Sean Condron, Karen Condron, Robert Rosenblatt, Kevin Ryan, Doug Lee and Suzanne Herring.  SEAI and Concord may change their designees to the board.  The new board shall elect the new officers of the post-Acquisition company.

4.	Expenses: Each party shall be responsible for the payment of all expenses incurred by it in connection with the transactions proposed in this Binding Letter of Intent.

5.
Closing:  The closing of the transaction contemplated by this offer will be held at the offices of SEAI on or before March 31, 2008 (the “Closing Date”) or any other place, time or date mutually agreeable to SEAI and Concord.

Karen Condron, President
Concord Industries, Inc.
January 15, 2008

6.
Closing Conditions:  Upon execution of this Binding Letter of Intent by SEAI and Concord, the obligation of SEAI and Concord to close and complete the Acquisition is subject to the following conditions (collectively, the “Closing Conditions”):

(a)
Kevin Ryan shall have converted all amounts owed to him by SEAI into shares of SEAI common stock at a price equal to the average of the closing stock price as quoted on the OTCBB over the 20 days immediately preceding the date of conversion. Such conversion shall be implemented immediately preceding the Closing.

(b)	Kevin Ryan shall have given Karen Condron an irrevocable proxy to vote his shares of SEAI common stock, which proxy shall be in effect for a period of three years from the date of Closing.

(c)
SEAI shall have obtained the necessary shareholder approval to implement a 2-to-1 reverse split of its issued and outstanding shares of common stock. Such reverse stock split shall be implemented immediately preceding the Closing.

(d)	SEAI and Concord shall have completed a business plan for the combined company (the “Business Plan”) with an implementation timeline.

(e)
A minimum of $3,000,000 shall have been raised for working capital and execution of the Business Plan by March 31, 2008 and no disruption has occurred in any Concord financing arrangements in place as of the date of this Letter of Intent. Such funds may be held in escrow and released at the time of Closing. Equity sold to raise this amount shall be considered as being issued by the surviving company, therefore diluting both the SEAI and Concord shareholders.

(f)	SEAI, as the surviving company, shall have entered into employment agreements with all members of the post-Acquisition management team.

(g)	SEAI and Concord shall have received the approval of their respective boards of directors.

(h)	Each of SEAI and Concord shall have completed its due diligence investigations with respect to the business and financial statements of the other to its satisfaction.

(i)	SEAI and Concord shall have received all approvals, authorizations, and clearances needed from any government and/or regulatory authority.

(j)	SEAI and Concord shall have received all approvals, consents and/or waivers necessary to permit all existing licenses to continue.

(k)	There shall have no material adverse change in the regulatory status, conditions, assets, operations or business of SEAI between the date of this Binding Letter of Intent and the Closing.

Karen Condron, President
Concord Industries, Inc.
January 15, 2008

(l)
SEAI shall have timely filed all reports with the Securities and Exchange Commission (“SEC”) required by Section 13 of the Securities Exchange Act of 1934 in compliance with all current rules and regulations of the SEC.

(m)
SEAI shall not have received any notices of suspensions with respect to the trading of its shares of common stock in the public markets or with respect to any investigation, whether private or public, by the SEC, FINRA, Nasdaq or any other governmental or quasi-governmental organization.

These conditions shall either be satisfied or waived by the party benefitting from such condition no later than March 31, 2008.

7.
Audited Financial Statements:  Concord shall have furnished SEAI with audited financial statements as of and for each of the two years ended December 31, 2007 and 2006 that are in compliance with applicable SEC rules and regulations by February 15, 2008.

8.
Formal Agreement:  This Letter is subject to SEAI and Concord entering into a mutually acceptable formal agreement (a “Definitive Agreement”) embodying the terms of this Binding Letter of Intent and such other terms as are agreed upon by the parties, as soon as reasonably possible and in no event later than one week after receipt of the audited financial statements referred to in Paragraph 7 above.  Until the Definitive Agreement has been signed, this Binding Letter of Intent shall be binding on the parties hereto.

9.
Investigative Due Diligence:  Consummation of the Acquisition is contingent upon completion of due diligence by SEAI and Concord, the results of which shall be satisfactory to both parties.  Each party will permit the other’s accounting, legal and other representatives to conduct an examination of any and all matters reasonably requested.  Each party will also cause to be made available to the other, such of its officers, directors, employees, attorneys, accountants, advisors, consultants, and other representatives as such other party may wish to consult.

10.
Commitment by Parties:  During the period from the date of acceptance of this Binding Letter of Intent until the Closing Date, neither party will enter into any discussions, agreements, or amend any existing agreements relating to its business, and will not commit to make any expenditure in relation thereto outside of the ordinary course of business.

11.
Public Announcements:  There will be no public release of information of any kind by either party with respect to this transaction unless (a) mutually agreed upon and jointly made by the parties or (b) required by government or securities rules and regulations.

12.
Termination:  This letter and the obligations contained herein will be terminated, with the exception of Paragraphs 4 and 11, unless this Binding Letter is signed and entered into by January 15, 2008 at 5:00 p.m. EST.

13.	Governing Law: This Binding Letter of Intent shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to laws relating to conflicts of interest.

Karen Condron, President
Concord Industries, Inc.
January 15, 2008

If the foregoing represents your agreement to the matters addressed herein, please so indicate by executing in the space provided below and returning one originally executed copy to our attention.

Very truly yours,
Seaena, Inc.

/s/ Doug Lee
Doug Lee, President

Accepted and agreed:
Concord Industries, Inc.

/s/ Karen Condron
Karen Condron, President

Schedule A
Acquisition of Concord Industries Inc. by Seaena, Inc.

Proposed Deal Structure

Seaena Share Structure Pre-Closing

Outsanding Seaena Common Stock	8,023,708

Outstanding Debt to be Converted into Seaena Common Stock	$ 3,833,327
Conversion Rate per Share (See Note 1)	$ 0.32
Seaena Common Stock to be issued upon Conversion	11,979,147

Total Outsanding Seaena Common Stock Post Conversion	20,002,855

2-for-1 Reverse Stock Split of Seaena Common Stock	10,001,428

Share Structure on Closing Date

Outstanding Seaena Common Stock	10,001,428	40%
Shares to be issued to Concord at Closing	13,251,892	53%
Shares to be placed in Escrow subject to Earn Out Milestones	1,750,250	7%
Total Seaena Common Stock Outstanding After Closing	25,003,570	100%

2008 Capital Financing

Minimum Amount of Funding	$ 3,000,000
Post Acquisition Per Share Price (See Note 2)	$ 0.75
Post Acquisition Shares to be Issued	4,000,000

Earn Out Milestones

	12/31/2008		12/31/2009		12/31/2010
Earnings Before Interest, Taxes, Depreciation, and Amortization	$ 1,000,000		$ 1,500,000		$ 2,000,000
Shares Released from Escrow Upon Achievement of Milestone	875,125		437,563		437,562

Share Structure After Earn Out

	12/31/2008		12/31/2009		12/31/2010
Seaena Shareholders	10,001,428	34%	10,001,428	34%	10,001,428	34%
Concord Shareholders	14,127,017	49%	14,564,580	50%	15,002,142	52%
Shares Remaining in Escrow Subject to Earn Out Milestones	875,125	3%	437,562	2%	-	0%
2008 Capital Financing Shares	4,000,000	14%	4,000,000	14%	4,000,000	14%
Total Outstanding Shares of Common Stock	29,003,570	100%	29,003,570	100%	29,003,570	100%

Note 1: The conversion rate is subject to change, which will substantially impact this Schedule A.  The conversion rate will be calculated based upon a the average of the closing bid prices of the Seaena Common Stock on the OTCBB for the 20 days immediately preceding the day of conversion.

Note 2: The per share price is subject to change, which will change the total number of shares that must be sold to raise the additional $3,000,000.